Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
THIRD QUARTER FISCAL 2012 EARNINGS

• Record EPS from continuing operations of $2.12 (diluted)
• Consolidated segment operating income margin of 25.3 percent
• Total debt of $208 million and cash of $337 million

PORTLAND, Oregon - January 26, 2012 - In the third quarter of fiscal 2012, Precision Castparts Corp. (NYSE: PCP) achieved record EPS, generated solid top-line growth in a quarter with four fewer manufacturing days, and continued to effectively leverage increased aerospace and power sales, establishing a solid foundation for further sales growth and margin expansion going forward.

Third Quarter Fiscal 2012 Highlights

In the third quarter of fiscal 2012, Precision Castparts Corp. (PCC) sales grew by 14 percent year over year, generating $1.817 billion of sales in the quarter compared to $1.590 billion a year ago. The Company also improved consolidated segment operating income for the quarter, up 19 percent to $459.0 million, or 25.3 percent of sales, versus $386.9 million, or 24.3 percent of sales, in the third quarter of fiscal 2011. In addition, PCC took earnings per share to a new record level, achieving $2.12 per share (diluted, based on 145.6 million shares outstanding) on net income from continuing operations (attributable to PCC) of $308.2 million for the third quarter of fiscal 2012, compared to last year's $1.80 per share (diluted, based on 144.1 million shares outstanding) on net income from continuing operations (attributable to PCC) of $258.7 million. Including discontinued operations, net income (attributable to PCC) was $2.11 per share (diluted), versus $1.78 per share (diluted) a year ago.

Investment Cast Products. Investment Cast Products' year-over-year sales improved by 8 percent, reaching $582.1 million in the third quarter, versus sales of $537.7 million a year ago. Aerospace sales, which were approximately 11 percent higher than last year, continued to drive the segment's growth. Given that the segment had already benefitted from the first major ramp in base aircraft production rates in the first and second fiscal quarters, sequential aerospace sales were essentially flat. As expected, production for the Boeing 787 held steady sequentially, with current schedules pointing to a moderate step up in activity beginning in the first quarter of fiscal 2013. Higher aftermarket activity drove a 6 percent increase in industrial gas turbine (IGT) sales year over year, and, as previously stated, a more favorable dollar content mix is expected from OEM turbines shipped later in calendar year 2012. The segment continues to drop through this increased volume very effectively, with each individual operation focused on extracting value across the board. Segment operating income in the quarter grew by 13 percent over last year, climbing to $193.0 million this quarter, or 33.2 percent of sales, compared to $170.8 million, or 31.8 percent of sales, in the third quarter of fiscal 2011. Contractual material pass-through pricing of approximately $19 million in the third quarter of fiscal 2012 was approximately $6 million higher than a year ago.

Forged Products. Total Forged Products sales of $771.5 million in the third quarter of fiscal 2012 exceeded last year's sales of $708.5 million by 9 percent. Contractual material pass-through pricing and selling prices of external alloys sales from the segment's three primary mills increased year over year, adding approximately $45 million to Forged Products' third quarter sales. Sequentially, however, these prices reduced sales by approximately $5 million. Like Investment Cast Products, this segment saw a step up in the base commercial aircraft build rates in the first half of fiscal 2012, generating a 16 percent increase in aerospace sales over the third quarter of fiscal 201l, with solid incremental margins; however, sequential base aerospace sales were flat. Forged Products' 787 component production was flat sequentially, as anticipated, but, similar to the casting business, this segment expects modest schedule increases in the first quarter of fiscal 2013 to support the next increment in Boeing 787 production. In the power operations, total oil & gas sales were up more than 50 percent from the same quarter last year. Delivery of the segment's Saudi Aramco nickel casing order is scheduled to begin late in the fourth quarter of fiscal 2012 and continue into the third quarter of fiscal 2013, and a nickel casing order in excess of $100 million with a second major customer will start shipping by late spring, with final deliveries expected in early calendar 2013. The growth in the oil & gas market helped to offset a year-over-year decrease in interconnect pipe sales, primarily driven by $20 million more of buy-and-resell product from Chengde in the third quarter of fiscal 2011. As of the fourth quarter of fiscal 2011, most product is now shipped directly from Chengde to end customers. The segment's operating income showed a 22 percent year-over-year increase, growing to $172.6 million, or 22.4 percent of sales for the quarter, versus $141.8 million, or 20.0 percent of sales, in the third quarter of fiscal 2011.

Fastener Products. Total third quarter sales for Fastener Products grew by 35 percent over the same period a year ago, producing $463.2 million of sales compared to sales of $344.1 million in the third quarter of fiscal 2011. Approximately $100 million of this sales growth was from the two recent acquisitions, the bulk of it coming from Primus. In the base business, aerospace sales grew by 5 percent over last year on the strength of increased backlogs at the beginning of the third quarter, and the segment leveraged this incremental business effectively. Clearly, the 787 program will be a major growth catalyst for Fastener Products. In the third quarter, however, production of 787 critical fasteners was flat year-over-year and averaged less than one shipset per month of production, and Primus, which has more than $1 million of content on each 787, is delivering approximately two 787 shipsets per month. While the segment continues to lag 787 production rates, customer inventory levels are steadily being depleted, at which point demand will begin to align with Boeing build rates. Longer term, the segment will benefit from a second step up as the 787 schedule accelerates. In addition to this growth, sales will also improve through fiscal 2013 as market share gains in the new Boeing contract move into production. The segment's operating income in the quarter was $124.1 million, or 26.8 percent of sales, compared to operating income of $104.8 million, or 30.5 percent of sales, in the third quarter of fiscal 2011. The base fastener businesses performed well year over year, with operating margins diluted by the addition of Primus for a full quarter and PB Fasteners, which have reset this segment's margin baseline.

“Our third quarter results solidly demonstrate the level of performance we can achieve at current order rates and provide a clear line of sight to what's possible in the future,” said Mark Donegan,

chairman and chief executive officer of Precision Castparts Corp. “Moving forward, the issue is strictly one of timing. The contracts are in place. The capacity is in place. As the orders pick up, and we move the product through our factories, our results will improve even further. We have plenty of opportunity for improvement in all of our operations, with significant upside as we leverage the upcoming acceleration in sales.

“We continue to aggressively attack all the opportunities in our recent acquisitions,” Donegan said. “Primus, a major player on the 787, is steadily improving operating income and provides fertile ground for meaningful synergies as we begin to supply more casting, forging, and fastener products internally and continue to exploit the rich revert stream. Tru-Form has come out of the blocks strong in a short period of time, with operating margins in line with some of our Forged Products aerospace operations, and we have much more opportunity to improve this business. Like our base critical fastener businesses, PB Fasteners is lagging 787 build rates, but will generate solid results as its schedules begin to catch up with current 787 production and then ramp further. In addition, Rollmet and KLAD have already been instrumental in our winning some major oil and gas competitions. All of these operations are performing at or ahead of the expectations we set at the time of acquisition and are providing us a long runway for the creation of shareholder value in the years ahead.”
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Precision Castparts Corp. is hosting a conference call to discuss the financial results above today at 7:00 a.m. Pacific Daylight Time.

NOTE: The presentation charts are immediately available on the Company's web site: http://www.precast.com/investors/presentations/

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
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Those interested in asking questions following the earnings presentation must dial in for audio access to: (888) 461-2014, Access Code: 8646400. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 8646400.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power, and general industrial markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.  The Company is also a leading producer of highly engineered, critical fasteners for aerospace and other general industrial markets, and supplies metal alloys and other materials to the casting and forging industries.

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of the Company's entry into new markets; competitive pricing; the financial viability of the Company's significant customers; the impact on the Company of customer labor disputes; demand, timing and market acceptance of new commercial and military programs including the Boeing 787; the availability and cost of energy, materials, supplies, and insurance; and the cost of pension benefits and post-retirement medical benefits; equipment failures;

relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS
(Unaudited; in millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
Net sales	$1,816.8	$1,590.3	$5,281.7	$4,545.2
Costs and expenses:
Cost of goods sold	1,244.1	1,101.7	3,634.7	3,145.6
Selling and administrative expenses	113.7	101.7	331.6	298.2
Interest expense	3.9	3.7	10.0	10.5
Interest income	(1.5)	(1.3)	(5.3)	(2.9)
Total costs and expenses	1,360.2	1,205.8	3,971.0	3,451.4
Income before income tax expense and equity in earnings of unconsolidated affiliates	456.6	384.5	1,310.7	1,093.8
Income tax expense	(152.1)	(127.9)	(432.6)	(368.8)
Equity in earnings of unconsolidated affiliates	4.1	2.5	11.4	14.5
Net income from continuing operations	308.6	259.1	889.5	739.5
Net (loss) income from discontinued operations	(0.9)	(2.2)	(0.3)	4.1
Net income	307.7	256.9	889.2	743.6
Net income attributable to noncontrolling interests	(0.4)	(0.4)	(1.2)	(1.1)
Net income attributable to Precision Castparts Corp. ("PCC")	$307.3	$256.5	$888.0	$742.5
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.13	$1.81	$6.16	$5.19
Net (loss) income per share from discontinued operations	—	(0.01)	—	0.02
Net income per share	$2.13	$1.80	$6.16	$5.21
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.12	$1.80	$6.11	$5.14
Net (loss) income per share from discontinued operations	(0.01)	(0.02)	—	0.03
Net income per share	$2.11	$1.78	$6.11	$5.17
Weighted average common shares outstanding:
Basic	144.4	142.8	144.1	142.4
Diluted	145.6	144.1	145.4	143.7
	Three Months Ended		Nine Months Ended
	January 1, 2012	January 2, 2011	January 1, 2012	January 2, 2011
Sales by Segment
Investment Cast Products	$582.1	$537.7	$1,724.2	$1,536.7
Forged Products	771.5	708.5	2,331.4	2,008.4
Fastener Products	463.2	344.1	1,226.1	1,000.1
Total	$1,816.8	$1,590.3	$5,281.7	$4,545.2
Segment Operating Income (Loss)[1]
Investment Cast Products	$193.0	$170.8	$570.0	$488.4
Forged Products	172.6	141.8	493.2	392.1
Fastener Products	124.1	104.8	344.6	306.0
Corporate expense	(30.7)	(30.5)	(92.4)	(85.1)
Consolidated segment operating income	459.0	386.9	1,315.4	1,101.4
Interest expense	3.9	3.7	10.0	10.5
Interest income	(1.5)	(1.3)	(5.3)	(2.9)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$456.6	$384.5	$1,310.7	$1,093.8

[1] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	January 1, 2012	April 3, 2011
Cash and Debt Balances
Cash	$337.3	$1,159.0
Total Debt	$208.4	$236.6
Total Equity	$8,120.1	$7,164.5
Total Debt, as % of Total Capitalization	2.5%	3.2%
Working Capital Items[1]
Receivables, Net	$1,140.3	$978.7
Inventories	1,834.4	1,459.4
Accounts Payable	671.2	607.8
Total	$2,303.5	$1,830.3

	Three Months Ended
	January 1, 2012	January 2, 2011
Selected Cash Flow Items[1]
Depreciation and Amortization	$42.8	$41.5
Capital Expenditures	$37.0	$31.7
Acquisitions of Businesses	$140.4	$25.0

[1] Reported results exclude discontinued operations.